     As filed with the Securities and Exchange Commission on March 30, 2001
                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         Form S-3 Registration Statement
                        Under the Securities Act of 1933


                                    CRAY INC.
             (Exact name of registrant as specified in its charter)

WASHINGTON                                                       93-0962605
(State or other jurisdiction                                   (IRS Employer
of incorporation or organization)                            Identification No.)

                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)


                   Kenneth W. Johnson, Chief Financial Officer
                                    Cray Inc.
                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
                            (Name, address, including
                 zip code, and telephone and facsimile numbers,
                   including area code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          CALCULATION OF REGISTRATION FEE

========================================================================================================
Title of Each Class of   Amount to be        Proposed Maximum     Proposed Maximum      Amount of
Securities Registered    Registered          Offering Price Per   Aggregate Offering    Registration Fee
----------------------   ----------------    Share(1)             Price(1)              ----------------
                                             ------------------   ------------------

Common Stock, $.01       1,000,000 shares    $1.80                $1,800,000            $450.0
par value

========================================================================================================

(1) The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby is calculated in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated March 29, 2001

                                    CRAY INC.

                        1,000,000 shares of Common Stock


      These shares of Common Stock are being offered and sold from time to time by one of our current shareholders.

      The selling shareholder may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholder's possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 4. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

      Our Common Stock is traded on the Nasdaq National Market under the symbol "CRAY." On March 28, 2001, the closing price for our Common Stock was $1.75 per share.

                         -------------------------------

      THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTH PERIOD ENDING SEPTEMBER 30, 2000 AND IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                        -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                 The date of this Prospectus is _____ __, 2001.

                                TABLE OF CONTENTS

      Section                                                          Page
      -------                                                          ----
      Our Business                                                       3

      Selling Shareholder                                                3

      Plan of Distribution                                               4

      Experts                                                            5

      Limitation of Liability and Indemnification                        5

      Information Incorporated by Reference                              6

      Available Information                                              7


      You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 6. Neither Cray nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

      The shares of Common Stock are not being offered in any jurisdiction where the offering is not permitted.

                                  OUR BUSINESS

      Cray Inc. designs, builds, sells and services high-performance computer systems, sometimes referred to as "supercomputers." Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.


                               SELLING SHAREHOLDER

      On April 2, 2000, we issued 1,000,000 shares of our common stock to Silicon Graphics, Inc. ("SGI"), the selling shareholder, in connection with our acquisition of substantially all of the assets of the Cray Research business unit of SGI (the "Cray Acquisition"). The Cray Acquisition is described more fully in our Current Report on Form 8-K for the event of April 2, 2000, as filed with the Securities and Exchange Commission (the "SEC") on April 17, 2000, and Amendment No. 1 thereto on Form 8-K/A as filed with the SEC on June 16, 2000.

      As of March 23, 2001 SGI held 1,000,000 shares of our common stock, or approximately 2.5% of our issued and outstanding shares on such date. All of the shares covered by this prospectus are being sold for the account of SGI. If all shares covered by this prospectus are sold, SGI will not hold any shares of our common stock. The shares covered by this prospectus include only the shares of common stock issued to SGI in the Cray Acquisition.

      Selling Shareholder   Shares Owned   Shares Being   Ownership After Offering
      -------------------   Prior to         Offered        if All Shares Offered
                            Offering       ------------        Hereby Are Sold
                                                          Shares           Percent
                                                          ------           -------
Silicon Graphics, Inc.     1,000,000        1,000,000       0                 0

      SGI has not had any material relationship with us or any of our affiliates within the past three years.

      In recognition of the fact that SGI may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with SGI to file with the SEC, under the Securities Act of 1933 (the "Securities Act"), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by SGI.

                              PLAN OF DISTRIBUTION

      Cray is registering the shares covered by this prospectus for SGI. SGI or its pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the shares may be sold by one or more of the following methods:

      - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

      - purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account pursuant to their prospectus; or

      - ordinary brokerage transactions and transactions in which a broker solicits purchases.

      Cray will pay the costs and fees of registering the shares, but SGI will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Cray and SGI each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

      Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. SGI is subject to applicable provisions of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by SGI. The foregoing may affect the marketability of our common stock.

      SGI may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by SGI may allow other broker or dealers to participate. However, SGI and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If SGI qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.


      In addition to selling its shares under this prospectus, SGI may:

      - agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

      - transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

      - sell its shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

           Upon notification by SGI that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.


                                  LEGAL MATTERS

      For purposes of this offering, Kenneth W. Johnson, the Company's General Counsel, is giving an opinion on the validity of the common shares. As of the date of this prospectus, Mr. Johnson held 39,713 shares of the Company's common stock and options exercisable for 270,000 shares of the Company's common stock.


                                     EXPERTS

      The balance sheets of Cray Inc., formerly known as Tera Computer Company, as of December 31, 1998 and 1999 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, incorporated by reference into this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, which report expresses an unqualified opinion and includes an explanatory paragraph concerning our ability to continue as a going-concern. The statements of assets acquired and liabilities assumed of the Cray Research business unit of Silicon Graphics, Inc. as of March 31, 2000, and the related statements of revenue and direct operating expenses for the years ended June 30, 1998 and 1999 and the nine month period ended March 31, 2000, included in the Form 8-K/A of Cray Inc., filed on June 16, 2000 and incorporated by reference into this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, which report expresses an unqualified opinion and includes an explanatory paragraph describing the expense allocations by Silicon Graphics, Inc. These financial statements have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                   LIMITATION OF LIABILITY AND INDEMNIFICATION

      Our Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to Cray or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Restated Bylaws provide that Cray will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cray pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                      INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate by reference" our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

      The following documents filed with the SEC are incorporated by reference in this prospectus:

      1.    Our Annual Report on Form 10-K for the year ended December 31, 1999;

      2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 (and Amendment No. 1 thereto on Form 10-Q/A as filed on 11/14/00) and September 30, 2000;

      3.    Our Definitive Proxy Statement, as filed with the SEC on April 24,
            2000;

      4. Our Current Report on Form 8-K for the event of February 7, 2001, as filed on February 15, 2001.

      5. Our Current Report on Form 8-K for the event of December 15, 2000, as filed on January 4, 2001;

      6. Our Current Report on Form 8-K for the event of April 2, 2000, as filed on April 17, 2000, and Amendment No. 1 thereto on Form 8-K/A as filed on June 16, 2000;

      7. Our Current Report on Form 8-K for the event of April 3, 2000, as filed on April 5, 2000;

      8. Our Current Report on Form 8-K for the event of March 1, 2000, as filed on March 3, 2000;

      9. Our Current Report on Form 8-K for the event of February 2, 2000, as filed on February 15, 2000; and

      10. The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104, Telephone (206) 701-2000.

      The information relating to Cray contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.


                              AVAILABLE INFORMATION

      This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

      Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

      SEC Registration fee ...........................             $   450

      Legal fees .....................................             $ 8,000

      Accountant's Fees ..............................             $ 3,000

      Miscellaneous ..................................             $   300
                                                                   -------

      Total ..........................................             $12,750
                                                                   =======


Item 15. Indemnification of Officers and Directors.

      Article XII of the Company's Restated Articles of Incorporation and
Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.600 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

      Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.


Item 16. Exhibits.

     5   Opinion on Legality

    23   Consent of Deloitte & Touche LLP

    24   Power of Attorney (included on signature page hereof)


Item 17. Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 29, 2001.

                                        CRAY INC.


                                        By:       /s/
                                           -------------------------------------
                                           James E. Rottsolk
                                           Chief Executive Officer

      Each of the undersigned hereby constitutes and appoints James E. Rottsolk and Burton J. Smith, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Cray Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 29th day of March, 2001:

Signature and Title

/s/                                     /s/
--------------------------------------  ----------------------------------------
James E. Rottsolk, Chairman of the      Daniel J. Evans, Director
Board of Directors and Chief Executive
Officer

/s/                                     /s/
--------------------------------------  ----------------------------------------
Burton J. Smith, Director               Stephen C. Kiely, Director


/s/                                     /s/
--------------------------------------  ----------------------------------------
Terren S. Peizer, Director              Kenneth W. Kennedy, Director


/s/                                     /s/
--------------------------------------  ----------------------------------------
David N. Cutler, Director               William A. Owens, Director


/s/                                     /s/
--------------------------------------  ----------------------------------------
Dean D. Thornton, Director              Kenneth W. Johnson
                                        Chief Financial Officer

/s/
--------------------------------------
Douglas C. Ralphs, Chief Accounting
Officer